ASSET AND REAL PROPERTY PURCHASE AND SALE AGREEMENT

         This Asset and Real Property Purchase and Sale Agreement ("Agreement") is entered into as of this 6 day of November, 2000, among NEW MEXICO WATER SERVICE CORPORATION, a New Mexico corporation ("Purchaser"), and RIO GRANDE UTILITY CORPORATION ("Seller"), with reference to the following recitals:


                                    RECITALS

A. Seller is a public water and wastewater utility ("Utility Systems") regulated by the New Mexico Public Regulation Commission ("NMPRC"). The Seller's Utility Systems are located in the area of Rio communities, New Mexico and serve approximately 2,265 water customers and 1,600 wastewater treatment customers.

B. Purchaser is a wholly owned subsidiary of California Water Service Group ("CWSG"), a publicly traded water and wastewater utility company. CWSG organized Purchaser to own and to operate water and wastewater utilities in the State of New Mexico. CWSG has committed to finance and fund Purchasers acquisitions and operations in the State of New Mexico.

C. Seller and Purchaser believe that the sale of the assets and business hereunder is in the best interest of the population served by the Seller's Utility Systems, in view of Purchaser's expertise and financial resources.

D. Closing of the proposed transaction hereunder is conditional upon the approval of the NMPRC, the New Mexico Environment Department ("NMED") and the United States Environmental Protection Agency ("EPA").

E. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of Seller's water and wastewater utility assets, on the terms and subject to the conditions herein set forth.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall be deemed a relevant part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, for good and valuable consideration, the parties hereto agree as follows:

1. TRANSFER OF ASSETS

         1.1 Agreement to Sell. Upon the terms and subject to all of the conditions contained herein, Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date (as defined in Section 5.1 hereof), and Purchaser hereby agrees to purchase and accept from Seller on the Closing Date, the Acquired Assets (as defined in Section 1.2 hereof). Seller shall deliver to Purchaser at the Closing appropriate bills of sale, assignments, easements, deeds and such other documents of conveyance as are necessary and convenient to effect the transfer of title to the


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Acquired  Assets  to  Purchaser  on the  Closing  Date,  in form  and  substance satisfactory to Purchaser and its counsel.

         1.2 Description of Assets. For purposes of this Agreement, the term "Acquired Assets" shall refer to the assets described in the following:

                  (a) Utility Systems. All water and wastewater treatment equipment and facilities, wells, pumping equipment, connections, tanks, reservoirs, mains, meters and hydrants owned by Seller and described in Schedule
1.2 (a) hereof.

                  (b) Real Property and Easements. All real property, easements and other real property rights held or owned by Seller, as described in Schedule
1.2 (b) hereof (the "Real Property").

                  (c) Water Rights. Fourteen hundred and ninety one (1,491) acre-feet of ground water rights in the Rio Grande basin, as more particularly described in Schedule 1.2 (c) hereof (the "Water Rights").

                  (d) Other Assets. All other tangible assets owned by the Seller and used in the Seller's business, including but not limited to vehicles, personal property (office furniture, office and computer equipment, fixtures, computer software and other tangible property) all rights under contracts, all claims and all prepaid expenses, and described in Schedule 1.2 (d) hereof.

                  (e) Inventory. All inventories owned by Seller, including but not limited to component parts and spare parts and described in Schedule 1.2 (e) hereof.

                  (f) Accounts Receivable. All accounts receivable owned by Seller.

                  (g) Books and Records. Copies of all books, records, files, contracts, and other data of Seller relating to Acquired Assets, whether or not located at 387 East Rio Communities Blvd., Belen, New Mexico, its principal place of business, and whether or not in tangible form or in the form of intangible computer storage media, such as disks, tapes, and other similar storage media.

                  (h)  Licenses.  All  licenses of Seller  described in Schedule
6.22 hereof.

                  (i) Deposits. All deposits with government agencies, vendors, contractors and other entities described in Schedule 1.2 (i) hereof. Seller shall provide such information to third parties holding deposits as is necessary to transfer Seller's interest in the deposits to Purchaser.

                  (j) Other Property. All of the interest of Seller in any intangible property owned by the Seller and used in Seller's business and to the extent approved by Purchaser in writing pursuant to the provisions of this Agreement, any and all contracts, warranties, guarantees, agreements, utility contracts, operating and customer account records, maps and drawings, permits, franchises, licenses, claims, prepaid expenses, grants, certificates and privileges and other rights owned by Seller, or in which Seller holds any beneficial interest, relating to or used in connection

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with the ownership, operation, use, occupancy or enjoyment of all or any part of the Seller's business all of which are collectively referred to as the "Other Property". The Other Property shall include, without limitation, all customer service contracts and all site plans, plans and specifications, "as-built" plans and drawings, permits and other governmental reviews, approvals and entitlements related to Utility Systems and such of the foregoing as have been heretofore prepared, applied for, obtained or otherwise are in the name or possession of, under the control of or available to Seller. Other Property is set forth in
Schedule 1.2(j).

         1.3 Excluded Assets. Any and all assets not to be acquired by the Purchaser shall be considered "Excluded Assets." These Excluded Assets described in Schedule 1.3 hereof shall not be considered Acquired Assets.

2. LIABILITIES AND SALES TAXES

         2.1 Only  Certain  Liabilities  Being  Assumed.  Except as described in
Schedule 2.1 hereof, Purchaser will not assume or be obligated to satisfy or perform any of the liabilities, or commitments, whether fixed or contingent, which relate to the operation of Seller's business prior to the Closing Date.

         2.2 Liabilities Not Being Assumed. Purchaser will not assume or be obligated to satisfy or perform any other liabilities, obligations or commitments of Seller, whether fixed or contingent, or known or unknown, including but not limited to Seller's tax, environmental and water quality liabilities and obligations to its employees.

         2.3 Excise and Property Tax. Seller shall pay all sales, gross receipts, use and transfer taxes arising out the transfer of the Acquired Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the business. Purchaser shall not be responsible for any taxes of any kind related to any period before the Closing Date.

         2.4 Assumption Agreement. Purchaser shall assume only those certain liabilities as described in Schedule 2.1 in an agreement that is set forth in
Schedule 2.4 attached hereto.

3. PURCHASE PRICE AND PAYMENT THEREFORE; OTHER PAYMENTS.

         3.1 Purchase Price. As consideration for the sale, assignment, transfer and delivery of the Acquired Assets by Seller to Purchaser, and upon the terms and subject to all of the conditions contained herein, Purchaser agrees to pay and Seller agrees to accept a cashier's check for $2,300,000.00 (Two Million, Three-Hundred Thousand and 00/100 Dollars).

         3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the various categories of Acquired Assets in accordance with Schedule 3.2 hereof.

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4. PROPERTY DESCRIPTION, TITLE BINDER, SURVEY, ENVIRONMENTAL ASSESSMENT

         4.1 Property Description, Current Surveys and Title Policies. Within fifteen (15) days after the date hereof, Seller shall provide to Purchaser descriptions of the Real Property (the "Property Descriptions"); copies of any existing surveys and title policies, environmental, soils, engineering and any other studies relating to the real property in Seller's possession for Purchaser's review and confirmation of the descriptions and extent of Seller's ownership.

         4.2 Water Rights. Within fifteen (15) days after the date hereof, Seller shall provide to Purchaser descriptions of the Water Rights including any and all documents or filings made with the Office of the New Mexico State Engineer, other state and local agencies or courts. Such documents shall include, but not be limited to, declarations, permits, licenses or any other documents evincing the existence and Seller's ownership of the Water Rights. Within the time set forth herein, Seller also shall provide copies of any existing water quality studies, test results, well capacity analyses, water use documents or any other evidence of placement of water to beneficial use and any other water quality or quantity studies or information pertaining to water used in Seller's business, including any such documents filed with the Office of the New Mexico State Engineer or New Mexico Environment Department.

         4.3 Title Binder. Within thirty (30) days after the date hereof, Seller shall cause to be delivered to Purchaser a title binder for an ALTA Owner's Policy of Title Insurance covering the Property and furnish to Purchaser legible and true copies of all instruments which are the basis of any exceptions (other than the standard printed exceptions) (the "Exceptions") referred to therein (the "Binder"). Standard printed exceptions 8 and 9 (as to current year taxes) and that portion of standard printed exception 7 which cannot be deleted and the other exceptions which Purchaser approves or waives in the manner provided hereafter shall be deemed "Permitted Exceptions".

         4.4 Survey. Within thirty (30) days after the Effective Date hereof and at Seller's expense, Seller shall cause to be delivered to Purchaser surveys sufficient to allow deletion of the Standard Survey exception from the Owner's policy of Title insurance to be issued pursuant to this Purchase Agreement (the "Surveys"). Seller will provide all surveys in its possession, its most recent plat map of the Real Property and all pipeline, utility and other easements benefiting the Real Property, and all deeds, agreements and other documents evidencing such easements. If any additional surveys are deemed necessary by Purchaser they will be performed at Purchaser's expense; provided that Seller shall use its best efforts to assist Purchaser in obtaining such additional surveys. Purchaser may terminate agreement if not satisfied with surveys provided or which Purchaser deems necessary.

         4.5 Environmental Assessment; Water Quality and Quantity Analysis. Purchaser shall have the right, at its expense, to conduct Phase One and Phase Two Environmental Assessments of the Real Property following the ASTM standards for Environmental Assessments. Purchaser shall

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also have the  right,  at its  expense  to  conduct  any other  studies of water quality or quantity that Purchaser deems appropriate.

         4.6 Permits; Agency Filings. Within fifteen (15) days after the Effective Date hereof and at Seller's expense, Seller shall cause to be delivered to Purchaser any and all permits or licenses Seller holds with the New Mexico Public Regulation Commission, the New Mexico Environment Department or EPA. Seller also shall deliver any and all filings made with such agencies, subsequent case filings made by Seller or third parties, and orders entered, if any.

         4.7 Personal Property Search. Within thirty (30) days after the date hereof, and at Seller's expense, Seller shall provide a personal property record search of Seller for any liens or encumbrances on all personal property owned by Seller and subject to this Agreement (the "UCC Search").

         4.8 Review; Correction of Disapproved Items. Purchaser shall have until the end of the Inspection Period (as defined herein) within which to review the Binder, the Property Descriptions, the Surveys, the Title Policies, the Environmental Assessments, the UCC Search and any other studies, investigations or other matters, whether by Seller or undertaken by Purchaser (collectively referred to herein as the "Due Diligence Items"). Before the expiration of the Inspection Period, Purchaser shall indicate in writing any Due Diligence Items that are not acceptable. Diligence Items not expressly disapproved shall be deemed approved. Seller shall have thirty (30) days after the end of the Inspection Period to cure all disapproved Due Diligence Items ("Seller's Cure Period"). If Seller does not cure the objections within Seller's Cure Period, Purchaser may at its option either cancel this Agreement or waive the objections and proceed to Closing.

         4.9 Inspection and Investigation. Purchaser and Purchaser's agents and consultants shall have until sixty (60) days after the Effective Date Hereof (the "Inspection Period") within which to conduct the inspections, investigations and reviews provided by this Article 4. Any delay by Seller in providing the Due Diligence Items shall entitle Purchaser to an equivalent extension of the Inspection Period. Purchaser shall have the right to enter upon Seller's property at necessary times for the purpose of inspecting the Real Property. Except as provided herein, Purchaser shall be responsible for all inspections, examinations, tests and evaluations.

5. THE CLOSING

         5.1 Closing Date. The closing ("Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreed upon by the parties, during regular business hours, on the 5th business day after the effective date of the NMPRC `s final order granting approval of the transaction referred to in Section 9.1 or at such other time as the parties may agree ("Closing Date").

         5.2 Seller's Obligations at Closing. At the Closing, upon delivery of the items specified in Section 4.3 hereof, Seller shall deliver to Purchaser the Acquired Assets and the documents described in Schedules 1.2(a)-(j) hereof.

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         5.3 Purchaser's  Obligation at the Closing.  At the Closing,  Purchaser
shall

                  a. Deliver to Seller the purchase  price  specified in Section
         3.1 in a form mutually agreeable to the Parties, and

                  b. Offer all current employees of Seller employment with Purchaser or an affiliated company of the Purchaser at their current wages and comparable benefits and fully execute and perform employment offers with certain employees of Valley Improvement Association, set forth on Schedule 5.3 hereof,.

6. SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Purchaser as follows:

         6.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has all necessary corporate powers to own, lease and operate its assets and properties and to carry on its business as now owned and operated by it. Seller is not doing business in any state other than New Mexico. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in or control any corporation, partnership, business, trust, joint venture or other entity.

         6.2 Authority. Seller has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Seller's Board of Directors and Seller's controlling shareholder, Valley Improvement Association, have duly and effectively approved Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement and the transactions that it contemplates. This Agreement has been duly and validly executed by Seller and is a valid and binding agreement of Seller enforceable in accordance with its terms.

         6.3 Financial Statements. Seller has delivered to Purchaser the unaudited balance sheets of Seller as of December 31, 1997, 1998 and 1999 and the related unaudited statements of income and retained earnings for the years then ending, certified by the President of Seller. These financial statements are hereinafter collectively referred to as the "Seller Financial Statements." To the best of Seller's knowledge, the Seller Financial Statements are true and correct in all material respects, fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Seller Financial Statements, and the results of its operations for the respective periods indicated.

         6.4 Absence of Specified Changes, Claims and Litigation. Except as described in Schedule 6.4 hereof, since December 31, 1999, there has not been any:

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                  (a)  Transaction  by Seller  except in the ordinary  course of business as conducted on that date consistent with past practices;

                  (b) Capital expenditure by Seller exceeding $5,000;

                  (c) Obligations incurred by Seller, except trade or business obligations incurred in the ordinary course of business consistent with past practices;

                  (d) Cancellation or compromise of any debt or claim, except in the ordinary course of business consistent with past practices;

                  (e) Material adverse change in the financial condition, liabilities, assets, business, results of operation or prospects of Seller;

                  (f) Destruction, damage to or loss of any assets of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition, business, operations or prospects of Seller;

                  (g) Sale or transfer of any asset of Seller, except in the ordinary course of business consistent with past practices;

                  (h) Execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business consistent with past practices;

                  (i) Waiver or release of any right or claim of Seller, except in the ordinary course of business;

                  (j) Mortgage, pledge or other encumbrance of any asset of Seller;

                  (k) Cancellation or the giving of notice of cancellation of any policy insuring Seller, its business or assets;

                  (l) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, assets, business, results of operation or prospects of Seller; or

                  (m) Agreement by Seller to do any of the things described in the preceding clauses (a) through (l) except as agreed to in writing by Purchaser.

         6.5 Tax Returns and Audits. Within the times and in the manner prescribed by law, Seller has filed or caused to be filed all federal, state and local tax returns required by law and has

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paid all taxes,  assessments  and penalties  due and payable.  These tax returns reflect accurately all liability for taxes of Seller for the periods covered thereby.

         6.6 Real  Property  Leased  to or by  Seller.  Except as  described  in
Schedule 6.6 hereof, Seller is not a party to any agreement for the lease of real property.

         6.7 Tangible Personal Property. Except as described in Schedule 6.7 hereof, no personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in possession of Seller. Seller owns all tangible personal property necessary to conduct its business as now conducted.

         6.8 Title to and Condition of Assets and Properties. Seller has sole and exclusive good and merchantable title to all of the Acquired Assets and all of its properties and assets reflected in the Seller Financial Statements and all assets acquired by Seller subsequent to December 31, 1999 (except in each case those disposed of in the ordinary course of business since December 31,
1999), free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or any other restriction or defect in title, except for the liens of current taxes and assessments, and easements, rights of way, encumbrances, restrictions, clouds and defects which do not materially and adversely affect the operations of or the fair market values of its assets or properties. To the best of Seller's knowledge and belief, all of Seller's real property, its pipes, wells and water storage facilities, and all machinery, equipment, fixtures, automobiles, and other physical assets owned, leased, or used by Seller in the conduct of its business as presently conducted are in good operating condition and repair, ordinary wear and tear excepted, and are free from any defects, except (i) such defects that are correctable through routine maintenance, (ii) such minor defects that do not materially interfere with the continued use of such property in the conduct of Seller's normal operations, and (iii) such defects as described in Schedule 6.8 hereof. No officer, director or employee of Seller, owns or has any interest, directly or indirectly, in any of the real or personal property used by Seller in the conduct of its business. Seller does not occupy any real property in violation of any law, regulation or decree.

         6.9 Zoning. As of the date hereof, the zoning of each parcel of real property owned or used by Seller in the conduct of its operations permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. Seller is not aware of any facts or circumstances which suggest that a change in zoning which would affect the present use of Seller's real property is likely.

         6.10 Business. Seller is engaged in the business of a public utility water and wastewater company serving the area of Rio Communities, New Mexico in Valencia County, and with respect to which, it holds a valid certificate of public convenience and necessity issued by the NMPRC, copies of which will be delivered to Purchaser by Seller within thirty (30) days after the date hereof in accordance with Paragraph 4. above.

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         6.11 Physical Assets.  Except as described in Schedule 6.11 hereof,  to the best of the Seller's  knowledge  the physical  assets of Seller are in sound
operating   condition  and  have  been  consistently   maintained  in  a  manner
appropriate to the purposes to which similar water and wastewater utility system equipment and improvements would ordinarily be devoted. There are no material arrears in the maintenance of any such physical assets.

         6.12 Litigation. Except as described in Schedule 6.12 hereof, to the best of Seller's knowledge and belief, there is no action, suit, proceeding, claim arbitration, or investigation, audit, inquiry or hearing, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or other person pending or, to the knowledge of Seller, threatened, against Seller or relating to or affecting Seller, its business, assets or properties or any basis for such action, suit, proceeding, claim investigation, audit, inquiry, or hearing to the knowledge of Seller. Seller is not presently engaged in any legal action to recover money due it or damages sustained by it.

         6.13 NMPRC/Rates. There are no NMPRC proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, which might adversely affect the business or financial condition of Seller or the water or wastewater rates of Seller presently in effect.

         6.14 NMED. There are no NMED proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, which might adversely affect the business or financial condition of Seller.

         6.15 EPA. There are no EPA proceedings or investigations pending, or to the knowledge of Seller, threatened against Seller, which might adversely affect the business or financial condition of Seller.

         6.16 Condemnation. No elections have been held or other actions taken authorizing the commencement of proceedings toward condemnation of any of the properties of Seller, and, to the best knowledge of Seller, no such actions have been proposed.

         6.17 Existing Employment Contracts. Seller has no collective bargaining or employment agreements or any agreements that contain severance, termination, vacation or sick pay obligations with any of its officers or employees, other than currently effective vacation and sick policies, copies of which have been furnished to Purchaser. There are no pension, bonus, profit-sharing, stock option, health insurance benefit, or other plans, agreements or arrangements providing for officer or employee remuneration or benefits to which Seller is bound, other than the Seller's currently effective health, disability and life insurance plans and a 401(K) employee/employer contributed plan, copies of which have been furnished to Purchaser. There is no pending or, to the knowledge of Seller, threatened labor dispute, strike or work stoppage affecting Seller's business.

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         6.18 Liabilities;  Other Contracts. Except as set forth in the Seller's
Financial Statements or described in Schedule 6.18 hereof, there are no debts, liabilities or obligations, fixed or contingent, known or unknown, to which Seller, its business or assets are subject, other than those incurred subsequent to December 31, 1999 in the ordinary course of business consistent with past practices. Seller is not a party to, nor are its assets bound by, any agreement not entered into in the ordinary course of business consistent with past practices, any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration or amount (including, without limitation, any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date, calling for consideration of more than $2,000, or requiring purchase at prices in excess of prevailing market prices). Seller is not a party to, nor is Seller or any of its assets bound by, any agreement that is materially adverse to the business, assets, prospects or financial condition of Seller.

         6.19 Compliance with Laws. To the best of Seller's knowledge and belief, except as described in Schedule 6.19 hereof, the Seller has always complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, building, zoning, or other law, ordinance or regulation) affecting its properties or the operation of its business.

         6.20 Compliance with Water Quality Regulations and Requirements. To the best of Seller's knowledge and belief, except as described in Schedule 6.20 hereof, the water which Seller provides to its customers has always complied with all applicable federal, state and local regulations and requirements and is otherwise of good, potable quality.

         6.21 Water Rights. Seller now has and as of Closing shall have good and merchantable, fee simple title to the Water Rights. The Water Rights are free and clear of all liens, security interests, mortgages, pledges, encumbrances, taxes and assessments and charges or claims of whatever nature. The Water Rights are in good standing with the Office of the New Mexico State Engineer and have not been forfeited or abandoned and are not subject to judgment, suit, lien, receivership or any other encumbrance whatsoever.

         6.22 Licenses. Seller possesses and holds in its name all licenses, permits, consents, franchises, approvals, authorization, qualifications, and orders of all governments and governmental agencies (hereinafter collectively referred to as "Licenses") required to enable Seller to conduct its business as presently conducted and to own, lease and operate its assets as presently owned, leased and operated. Schedule 6.22 hereof describes all Licenses that are held by Seller. Except as described in Schedule 6.22, all of the Licenses held by Seller are in full force and effect and there is no default of any provision thereof which would affect the ability of Seller to engage in its business or which would result in imposition of a criminal or monetary penalty in excess of $250 in any single instance, or $1,000 in the aggregate. No action is pending or, to Seller's knowledge, threatened, seeking the suspension, modification, cancellation, revocation or limitation of any License and, to their knowledge, there is no basis for such actions.

         6.23 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement, (ii) a default or any event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or By-Laws of Seller or of any lease, franchise, License, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller or is a party or by which the Seller or its assets are bound, (iii) an event that would permit any party to terminate any agreement or policy of insurance or to accelerate the maturity of any indebtedness or other obligation of Seller, (iv) the creation of imposition of any lien, charge or encumbrance on any of the assets of Seller, or (v) the violation of any permit, license, law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or its business, assets or financial condition.

         6.24 Authority and Consents. No approvals or consents of any person other than the NMPRC, NMED or EPA are necessary for or in connection with the execution, delivery and performance of Seller's obligations hereunder.

         6.25 Duration of Representation and Warranties. The representation and warranties made hereinabove will be correct and accurate in all material respects as of the Closing Date, and shall survive the Closing Date for the limitation of actions period applicable to contracts in the State of New Mexico.

7. PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Purchaser hereby represents and warrants to Seller as follows:

         7.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of New Mexico, and has all necessary corporate powers to own and operate its properties and to carry on its business as now owned and operated by it.

         7.2 Authority and Consents. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under the Agreement, and no approvals or consents of any persons, other than the NMPRC or NMED, are necessary in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions hereunder by Purchaser have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Purchaser, approval by Board of Directors and no further corporate authorization is or will be necessary on the part of Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

         7.3 Books and Records. Purchaser reviewed the books and records prior to executing this Agreement, and based upon their review, Purchaser satisfied itself as to the financial condition of Seller's business

         7.4 Duration of Representation and Warranties. The representation and warranties made hereinabove will be correct and accurate in all material respects as of the Closing Date, and shall survive the Closing Date for a period of six (6) years.

8. SELLER'S OBLIGATIONS BEFORE CLOSING.

         Seller covenants that, except as otherwise agreed or waived in writing by Purchaser, from the date of this Agreement until the Closing:

         8.1 Access to Premises and Information. In addition to the right to conduct investigations and inspections as provided in Article 4 hereof, Purchaser and its counsel, accountants and other representatives shall have full access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to Seller and its assets, properties and business. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the business, finances and properties of Seller that Purchaser, in its sole discretion, deems material to its decision to close.

         8.2 Conduct of Business in Normal Course. Seller shall carry on its business and activities diligently and in substantially the same manner as they have been carried on through December 31, 1999, and shall not make or institute any change in management, accounting or operations that will vary materially from the methods used by the Seller as of that date.

         8.3 Preservation of Business and Relationships. Seller shall use its best efforts, without making any commitments or agreements on behalf of Purchaser, to preserve its business organization intact, and to preserve its present relationships with suppliers, customers and others having business relationships with it. Seller shall, within (60) sixty days after the date hereof, provide complete copies of all current supply and customer contracts and other written documentation evidencing such relationships.

         8.4 Maintain Insurance. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Purchaser and at Purchaser's sole expense, Seller shall cause the amount of insurance, which at the date of this Agreement Seller carries, to be increased by such amount or amounts as Purchaser shall specify.

         8.5 New Transactions. Seller shall not do, or agree to do, any of the following acts without the prior written consent of Purchaser:

                  (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business, consistent with past practices;

                  (b) Enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding five thousand dollars ($5,000) individually, except for items on Schedule 8.5(b) hereof, or ten thousand dollars ($10,000) in the aggregate;

                  (c) Make any capital expenditures in excess of five thousand dollars ($5,000), except for items on Schedule 8.5(c) hereof, for any single item or in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of one thousand five hundred dollars ($1,500); or

                  (d) Sell or dispose of any capital assets with a net book value in excess of one thousand dollars ($1,000) individually or two thousand dollars ($2,000) in the aggregate.

         8.6 Payment of Liabilities and Waiver of Claims. Seller shall not do, or agree to do, any of the following acts (i) pay any obligation or liability, fixed or contingent, other than current liabilities, (ii) waive or compromise any right or claim or (iii) cancel, without full payment, any note, loan or other obligation owing to Seller.

         8.7 Existing Agreements. Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         8.8 Representations and Warranties True at Closing. Seller's representations and warranties set forth in this Agreement or in any Exhibit, Schedule, letter, certificate, memorandum and in any other written document furnished by Seller or Controlling Party or on his, its or their behalf, in connection with this Agreement shall be true and correct as of the Closing Date as if made on that date and all conditions precedent to Closing shall have been met at Closing.

         8.9 NMPRC Filings. The Seller shall cooperate fully with Purchaser in preparing and filing such applications to the NMPRC as Purchaser may deem necessary or appropriate to obtain NMPRC approval of the transactions contemplated by this Agreement.

         8.10   Maintenance  of   Inventories.   Seller  shall  maintain  normal
quantities of materials and supplies determined in accordance with the practices of Seller in existence on December 31, 1999.

         8.11 Employees and Compensation. Seller shall not do, or agree to do, any of the following: (i) grant any increase in salaries payable or to become payable to any officer or employee, or (ii) increase benefits payable or to become payable to any officer or employee, except for incentive compensation for professional certification awards by a governmental agency or salary increases in the ordinary course of business, consistent with past business practices and approved by Purchaser who shall not unreasonably withhold such approval.

         8.12 Transfer of Real Property Interest. Purchaser shall be satisfied with respect to the Seller's ability to transfer merchantable title to Purchaser for all real property and/or easements described in Schedule 8.12 herein. Purchaser and Seller shall jointly prepare legal descriptions for all real property interest to be transferred from Seller to Purchaser ("Legal Descriptions"). Prior to the Closing, Purchaser and Seller shall amend Schedule
1.2 (b) contained in this Agreement to include the Legal Descriptions.

         8.13 Easement Claims. Purchaser shall be satisfied with respect to the legal right of the easement claims contemplated herein. Purchaser and Seller shall jointly prepare legal descriptions for the purpose of claiming an interest ("Legal Descriptions for Claims"), by prescription or otherwise, for all easements described in Schedule 8.13. Prior to the Closing, Purchaser and Seller shall amend Schedule 1.2 (b) contained in this Agreement to include the Legal Descriptions for Claims.

         8.14 Conveyance Documents. Seller shall convey the Assets to Purchaser by a Bill of Sale in the Form as set forth by Schedule 8.14(a) attached hereto. Seller shall convey the Operating Easements, to Purchaser by a Grant Deed in the Form as set forth by Schedule 8.14(b) attached hereto. Seller shall convey the Other Property to Purchaser by an Assignment of Property in the form of Schedule 8.14(c) attached hereto.

9. PURCHASER'S OBLIGATIONS BEFORE CLOSING

         9.1 NMPRC Authorization. Purchaser will use its best efforts to secure NMPRC authorization for the transactions contemplated under this Agreement. To this end, Purchaser agrees to prepare at its own expense and file promptly with the NMPRC an appropriate application for such authorization.

         9.2 NMED Authorization. Purchaser will use its best efforts to secure NMED authorization for the transactions contemplated under this Agreement. To this end, Purchaser agrees to prepare at its own expense and file promptly with the NMED, an appropriate application for such authorization. The Seller shall cooperate fully with Purchaser in preparing and filing such applications to the NMED.

         9.3 EPA Approval. Purchaser will use its best efforts to secure EPA approval for the transfer of Seller's National Pollution Discharge Elimination System ("NPDES") permit(s) from Seller to Purchaser. To this end, Purchaser agrees to prepare at its own expense and file promptly with the EPA an appropriate application for such transfer. The Seller shall cooperate fully with Purchaser in preparing and filing such applications to the EPA.

10. CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 10. Purchaser may waive any or all of these conditions, other than those set forth in Section 10.1 and 10.2 hereof, in accordance with Section 1.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity,
if  Seller  or  the   Shareholders
shall be in default of any of their representations, warranties, covenants or agreements under this Agreement.

         10.1 Authorization of NMPRC. NMPRC authorization for Purchaser to acquire the Acquired Assets pursuant to the terms and conditions of this Agreement shall be in full force and effect on the Closing Date.

         10.2 Authorization of NMED. NMED authorization for Purchaser to operate Seller's Utility Systems shall be in full force and effect on the Closing Date.

         10.3 Authorization of EPA. EPA authorization for Purchaser to assume Seller's NPDES permit(s) shall be in full force and effect on the Closing Date.

         10.4 Approval by Purchaser's Board of Directors. Ratification and approval of this Agreement and the transactions contemplated hereunder by Purchaser's Board of Directors.

         10.5 Accuracy of Seller's Representations and Warranties. The representations and warranties of Seller in this Agreement and in any Exhibit, Schedule, letter, certificate, memorandum and in any other written document furnished by Seller, in connection with this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         10.6 Absence of Liens; Title Insurance. At or prior to the Closing, Purchaser shall have received a Uniform Commercial Code ("UCC") search report dated as of a date not more than five (5) days before the Closing Date issued by the New Mexico Secretary of State indicating that there are no filings under the UCC on file with such Secretary of State which name Seller as debtor or otherwise indicating any lien on the Acquired Assets. At the Closing, Purchaser shall receive a policy of title insurance insuring fee simple title to the Real Property, free of any lien or exception to title, other than exceptions acceptable to Purchaser.

         10.7 Seller's Corporate Approval. Seller shall have received corporate authorization and approval for the execution and delivery of this Agreement and shall have taken all corporate action necessary or proper to fulfill its obligations to be performed under this Agreement on or before the Closing Date.

         10.8 Seller's Performance. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with on or before the Closing Date.

         10.9 Certification by Seller. Seller shall have furnished Purchaser with a certificate, dated the Closing Date, signed by Seller certifying, in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in Sections 10.5 and 10.6 hereof have been fulfilled. Certification is set forth in Schedule 10.9 attached hereto.

         10.10 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority (other than the NMPRC authorization specified in Section 9.1, NMED authorization specified in Section 9.2 and EPA authorization specified in Section 9.3) pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or before the Closing Date.

         10.11 Consents. All necessary agreements, consents and approvals of any persons to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Purchaser.

         10.12 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

         10.13 Purchaser's Satisfaction with Inspections, Title, Survey, Water Quality. Purchaser shall be satisfied with all inspections and investigations concerning title to and surveys of the Real Property, Water Rights and other Acquired Assets, as provided in Article 4 hereof.

         10.14 No Material Adverse Change. Prior to the Closing, there shall have been no material adverse change in the Acquired Assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Seller as described in the Annual Report of Seller as of December 31, 1999 filed with the NMPRC, whether (without limitation) as a result of any legislative or regulatory change, revocation of any franchise or license, fire, accident, storm or other casualty or labor or civil disturbance or act of God.

11. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 11. Seller may waive any or all of these conditions in accordance with Section 1.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by it of any of its other rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, covenants or agreements under this Agreement.

         11.1 Accuracy of Purchaser's Representations and Warranties. The representations and warranties by Purchaser contained in this Agreement and in any Exhibit, Schedule, letter, certificate, memorandum and in any other written document furnished by Purchaser, or on its behalf, in connection with this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         11.2 Purchaser's Performance. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser on or before the Closing Date.

         11.3 Purchaser's Corporate Approval. Purchaser shall have received corporate authorization and approval for the execution and delivery of this Agreement and shall have taken all corporate action necessary or proper to fulfill its obligations to be performed under this Agreement on or before the Closing Date.

         11.4 Certification by Purchaser. Purchaser shall have furnished Seller with a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying, in such detail as they and their counsel may reasonably request, that the conditions specified in Sections 11.1, 11.2 and 11.3 hereof have been fulfilled. Certification by Purchaser is set forth in Schedule 11.4 attached hereto.

12. SELLER'S OBLIGATIONS AFTER THE CLOSING

         12.1 Indemnification. Seller agrees to indemnify, defend and hold harmless Purchaser against any and all losses, claims, liabilities, damages, actions, costs or expenses, including attorney's fees and costs (the "Indemnified Losses") arising from, in connection with, or with respect to the following items:

                  (a) Any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, or any agreement, certificate or document executed and delivered by them, or their affiliates pursuant hereto or in connection with any of the transactions contemplated in this agreement;

                  (b) Any failure by Seller to satisfy, perform or pay any liabilities relating to Seller, except those specifically assumed by Purchaser and identified in Schedule 2.1 contained in this Agreement.

                  (c) Any and all actions, suits, proceedings, claims or demands by third parties ("Third Party Claims") and losses, liabilities, expenses or judgments relating thereto, directly resulting from or arising from matters (i) relating to Seller, its business or the Acquired Assets which occurred or are alleged to have occurred prior to the Closing or (ii) matters relating to Seller, or liabilities of Seller other than those specifically assumed by Purchaser and identified in Schedule 2.1 contained in this Agreement.

Third Party Claims shall include, without limitation, any and all actions, suits, proceedings, claims or demands by governmental agencies or third parties made in connection with any Environmental Condition (as defined in this Subsection 12.1(d)) that (i) exists or is alleged to have existed on the Real Property on or prior to the Closing Date or (ii) that exists or is alleged to exist on other land due to activities on the Real Property as of or prior to the Closing Date. "Environmental Condition" means the presence of any "hazardous substance" as that term is defined in any federal, state, county or municipal statute, ordinance, regulation, rule, order, judgment or decree, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Clean Air Act; the Water Pollution Control Act (the Clean Water Act); the Toxic Substances Control Act; the Safe Drinking Water Act; and the Insecticide, Fungicide and Rodenticide Control Act, as amended; and any state counterpart of those laws; and (ii) any material or substance which is now listed in the United States Department of Transportation Hazardous Materials Table (49 CFR ss.172.101); and any contaminant, oil, petroleum product or by-product, radioactive material or by-product, any mining waste, toxic substance, hazardous waste or other material, the removal of which is required or the existence or management of which is prohibited, penalized or regulated by any federal, state or local government agency, authority or unit.

                  (d) If a Third Party Claim is made against Purchaser, Purchaser shall notify in writing, and in reasonable detail, of the Third Party Claim within 30 business days after it receives written notice thereof; provided, however, that failure to give such notice shall not affect the indemnification obligation provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure. Thereafter, Purchaser shall deliver to Seller, within five business days after Purchaser's receipt thereof, copies of all notices and documents (including court papers) received by Purchaser relating to Third Party Claim. Purchaser shall have the right to assume the defense of any Third Party Claim with counsel selected by it. Seller shall have the right to participate in the defense and to employ a counsel, at their expense, separate from the counsel employed by Purchaser. Counsel for Purchaser shall cooperate and share information with counsel for Seller if they participate in the defense of the Third Party Claim, but Purchaser shall control such defense at all times. Seller shall be liable to Purchaser for the reasonable fees and expenses of the counsel it employs to defend the Third Party Claim.

         If Purchaser does not elect to assume the defense of a Third Party Claim, Seller shall be obligated to assume the defense thereof at their own expense. Purchaser shall be entitled to participate in the defense thereof with separate counsel employed at its own expense.

         12.2 Duration of Indemnification; Statutory Limitation. Except as described in Schedule 12.2 hereof, the obligations agreed to by Seller in Sections 12.1 (a) through (d) shall survive the Closing Date for a period of four (4) years. If a court of competent jurisdiction determines that the provisions of Section 56-7-1, NMSA 1978, as amended, are applicable to this Agreement or any claim arising under this Agreement, then any agreement to indemnify contained in this Agreement shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of:

                  (a) The preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the agents or employees of the indemnitee; or

                  (b) The giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damages.

         12.3 Access to Records. From and after the Closing, Seller shall allow Purchaser and its counsel, accountants, and other representatives such access to records which after the Closing are in the custody or control of Seller as Purchaser reasonably requests.

13. PURCHASER'S OBLIGATIONS AFTER THE CLOSING

         13.1 Indemnification. Purchaser agrees to indemnify, defend and hold harmless Seller against any and all losses, claims, liabilities, damages, actions, costs or expenses, including attorney's fees and costs (the "Indemnified Losses") arising from, in connection with, or with respect to the following items:

                  (a) Any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, or any agreement, certificate or document executed and delivered by them, or their affiliates pursuant hereto or in connection with any of the transactions contemplated in this agreement;

                  (b) Any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting from or arising from matters relating to (i) the Acquired Assets which occurred or are alleged to have occurred after the Closing or (ii) liabilities assumed by Purchaser and identified in Schedule 2.1 contained in this Agreement.

         13.2 Duration of Indemnification; Statutory Limitation. The obligations agreed to by Purchaser in Section 13.1 (a) and (b) shall survive the Closing Date for a period of six (6) years. If a court of competent jurisdiction determines that the provisions of Section 56-7-1, NMSA 1978, as amended, are applicable to this Agreement or any claim arising under this Agreement, then any agreement to indemnify contained in this Agreement shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of:

                  (a) The preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the agents or employees of the indemnitee; or

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


                  (b) The giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damages.

         13.3 Seller's Facility Master Plan. Purchaser acknowledges Seller's facilities master plan and intends to integrate its goals and objectives into Purchaser's facility master plan, where such goals and objectives are applicable and compatible with Purchaser's own facilities master plan. The parties further understand that Purchaser must comply with NMPRC policies on system expansion, and Purchaser cannot invest in facilities that are not in the best interest of its customers and in compliance with NMPRC policy.

14. COSTS

         14.1 Finder's or Broker's Fees. Except for the obligation to Keith Hinds as set forth in Hinds' agreement with Purchaser, each of the parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions

         14.2 Escrow and Title Expenses. Purchaser shall pay for all costs, fees and expenses incurred or to be incurred by it relating to title insurance. Seller shall pay the transfer tax associated with the transfer of all real property and easements by it to Purchaser.

         14.3 Survey and Related Expenses. Seller shall pay for all costs, fees and expenses incurred or to be incurred by it relating to perfecting the transfer of certain real property interests to Purchaser described in Schedule 8.12.

         14.4 All Other Expenses. Except for those expenses described in Sections 14.2 and 14.3, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15. FORM OF AGREEMENT

         15.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

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


         15.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         15.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. PARTIES

         16.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement.

         16.2 No Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, except by Purchaser to an affiliated company which is controlled by, controls, or under common control with it; provided, further, that Purchaser may assign (whether or not as collateral) Purchaser's rights to payments hereunder. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and permitted assigns.

17. REMEDIES

         17.1 Recovery of Litigation Costs. If any legal action or other proceeding is brought by either Seller or Purchaser for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         17.2  Non-Exclusivity  of Remedies.  The remedies  provided for in this
Section 17 are not intended, and shall not be deemed, to be exclusive or restrictive of any other rights to which the parties are entitled by law or equity with respect to any breach or default of any representations, warranties, covenants or agreements under this Agreement.

18. NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

To Seller at:                       Rio Grande Utility Corporation

                                    P.O. Box 1179
                                    Belen, NM  87002
Attention:                          Robert J. Davey


To Purchaser at:                    NEW MEXICO WATER SERVICE COMPANY
                                    1720 North First Street
                                    San Jose, CA 95112
Attention:                          Peter C. Nelson


         Any party may change its address for purposes of this Section 17 by giving the other party written notice of the new address in the manner set forth above.

19. GOVERNING LAW

         This agreement shall be construed in accordance with, and governed by, the laws of the State of New Mexico, without regard to, any contrary conflict of laws provision or rule.

20. MISCELLANEOUS

         20.1 Announcements. Seller will not make any announcements to the public or to agents of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Purchaser, which will not be unreasonably withheld.

         20.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any party, such party confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         20.3 Severability. If any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

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


         20.4 References. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement. All references to this "Agreement" shall include its Exhibits and Schedules.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

PURCHASER:                     NEW MEXICO WATER SERVICE COMPANY, a New Mexico
                               corporation

                               By:  /s/ Peter C. Nelson
                                    PETER C. NELSON
                                    Chief Executive Officer


SELLER: RIO GRANDE UTILITY CORPORATION, a New Mexico corporation

                               By:  /s/ Dale Pipher
                                    DALE PIPHER
                                    President

                                  SCHEDULE 2.4

                              ASSUMPTION AGREEMENT

         FOR VALUABLE CONSIDERATION, New Mexico Water Service Company, a New Mexico corporation ("Purchaser"), hereby assumes those obligations and liabilities of Rio Grande Utility Corporation, a New Mexico corporation ("Seller") described in Schedule 2.1 of the Asset And Real Property Purchase And Sale Agreement ("Agreement"), dated November 6, 2000, among Purchaser and Seller.

         Pursuant to Section 2.1 of the Agreement, Purchaser is not assuming and will not assume or be obligated to satisfy or perform any liabilities, obligations or commitments of Seller, other than those described in Schedule 2.1 to the Agreement, whether fixed or contingent, or known or unknown.

         IN WITNESS WHEREOF, Purchaser has caused this Assumption Agreement to be executed as of this 6th day of November 2000.


                                    NEW MEXICO WATER SERVICE COMPANY
                                    A New Mexico Corporation


                                    By   /s/ Peter C. Nelson
                                         Peter C. Nelson
                                         Chief Executive Officer

                                SCHEDULE 8.14(a)

                                  BILL OF SALE

         FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Rio Grande Utility Corporation, a New Mexico corporation ("Seller"), hereby sells, grants, conveys, assigns, transfers and sets over to NEW MEXICO WATER SERVICE COMPANY, a New Mexico public utility water corporation ("Purchaser"), all improvements and personal property comprising the water production, storage and distribution facilities and all water rights, and assets of every kind comprising the Utility Systems owned and operated by Seller, in the area of Belen, Valencia County, New Mexico, including, without limiting the generality of the foregoing, the following:

         1. All of the Improvements described in Schedule 1.2(a) attached hereto.

         2. To the extent not described in Schedule 1.2(a) hereto, all wells, pumps, pumping plants and pumping equipment, tanks, mains, pipes, pipelines, hydrants, valves, connections, services, meters, meter boxes and associated facilities, buildings, structures, improvements and appurtenances thereto, and all property and assets of every kind comprising a part of or used in connection with the operation of Seller's potable Utility Systems.

         3. All rights of any kind now held by Seller in and to any and all water, water rights and rights to receive distribution of water.

         4. Seller warrants to Purchaser that Seller owns and has the right to convey all property conveyed by this Bill of Sale and that all property conveyed hereby is conveyed free and clear of all liens, encumbrances, claims and liabilities.

Executed on the 6th day of November, 2000.

RIO GRANDE UTILITY CORPORATION
a New Mexico Corporation

By:  /s/ Dale Pipher
         Dale Pipher
         President


By:  /s/ Cynthia Geran
         Cynthia Geran
         Controller